Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces Second Quarter 2021 Results

Second Quarter and Recent Highlights:

●	Finalized definitive agreement to deploy and license AquaRefining technology in Taiwan to ACME Metal Enterprise Co. and proceed with first deployment

●	Secured key new AquaRefining patent allowances, including China, the world’s largest and fastest growing lead market

●	Continued R&D, commercial development for AquaRefining for lithium-ion battery recycling

●	Further advanced discussions with additional potential licensees

●	Secured final insurance payment of $5.25 million; achieving a total of $30.25 million collected

●	Removed several non-core assets from the LiNiCo acquired plant to facilitate conversion to lithium-ion recycling, while continuing the Aqualyzer program within the facility

MCCARRAN, Nev., July 29, 2021 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for its second quarter ended June 30, 2021.

Steve Cotton, President and Chief Executive Officer, commented, “I am pleased to report that we concluded the second quarter and began the third as we had planned and delivered on our guidance to the market. The culmination of years of very hard work by our remarkable team resulted in signing our first-ever agreement to license and deploy and further innovate AquaRefining technology with ACME in Taiwan. This achievement was a historic milestone for our Company, our employees, and our shareholders. This agreement ushers in the next phase for Aqua Metals as we continue our transition to licensing and monetizing our transformative proprietary, hydrometallurgical, and clean AquaRefining technologies. As Aqua Metals begins a new encouraging chapter, we are also fortunate to positively conclude the previous period that we are happy to put behind us. We completed our discussions with our insurance provider and secured our final insurance payment, materially strengthening our balance sheet and bringing our total insurance proceeds to $30.25 million. We are making great strides and we believe that our equipment supply and licensing model is gaining momentum and anticipate numerous additional accomplishments and opportunities and a bright future ahead for Aqua Metals.”

Second Quarter 2021 Financial Results

During the second quarter of 2021, the Company focused on finalizing its first technology and equipment supply agreement, which was completed on July 28, 2021. As Aqua Metals concentrated its efforts on this agreement and further enhancing its product offering for future partners, the Company did not generate revenue during the second quarter of 2021.

Cost of product sales increased by approximately 64% during the second quarter to $2.1 million compared to $1.3 million for the same period in 2020. The increase in cost of product sales was driven by plant clean-up costs in preparation for the lease and planned sale of the facility.

General and administrative expenses for the second quarter of 2021 decreased approximately 5% compared to the second quarter of 2020. Aqua Metals achieved a significant decrease in general and administrative expenses last year, during the first quarter of 2020. These improvements resulted from swift cost reduction measures implemented during the Company’s expedited transition to a capital-light business model. The Company continues to scrutinize all expenses while focusing on efficient capital management.

Aqua Metals received insurance proceeds of $1.4 million during the second quarter of 2021 related to the 2019 fire. Subsequent to the end of the quarter, the Company finalized discussions with its insurance provider and secured an additional payment of $5.25 million. This is the final insurance payment bringing the total collected to $30.25 million. As the amounts received have exceeded the original insurance receivable balance, that was limited by GAAP accounting standards, payments are reported as other income and are netted against related expenses.

During the second quarter of 2021, the Company reclassified certain assets with a net book value of $5.2 million to assets held for sale. Company management determined these are non-core assets and are no longer necessary for Aqua Metals future operating plans. Of these assets, Aqua Metals successfully disposed of equipment with a net book value of $0.8 million prior to the end of the quarter, resulting in total assets held for sale of $4.3 million as of June 30, 2021. In conjunction with this disposal, the Company recognized a non-cash loss on the sale of $0.7 million.

The previously announced lease-to-buy agreement related to the Company’s McCarran, Nevada plant commenced on April 1, 2021. The Company accounted for the lease-to-buy agreement as a sale-type lease. As a component of the accounting for this agreement, Aqua Metals recognized the estimated fair value of the land and plant of $17.0 million as a lease receivable, which is reflected on the Company’s condensed consolidated balance sheets and allocated between a current and non-current portion. Another component of the accounting for this agreement was the recognition of a non-cash loss on the sale of plant and equipment of $3.5 million. A significant portion of this amount is $2.5 million of anticipated costs for repairs of the damage to the building caused by the 2019 fire. The $2.5 million is included in accrued expenses as of June 30, 2021.

The loss on the disposal of property and equipment of $4.3 million is a combination of the $0.7 million non-cash loss recognized on the disposal of assets held for sale and the $3.5 million non-cash loss recognized as part of the accounting for the plant lease-to-buy agreement.

Interest expense decreased approximately 98% for the second quarter of 2021 compared to the same period in 2020. The decrease resulted from the retirement of the Veritex loan during the fourth quarter of 2020, leaving the Company debt free.

For the second quarter of 2021, the Company had an operating loss of $4.4 million, compared to an operating loss of $3.8 million for the quarter ended June 30, 2020. The net loss for the second quarter was $8.0 million, or $0.12 per basic and diluted share, compared to a net loss of $4.0 million, or $0.07 per basic and diluted share, for the quarter ended June 30, 2020. The net loss reported for the second quarter of 2021 included the non-cash amount of $4.3 million recognized for the loss related to the sale property and equipment.

The Company utilized its at-the-market share sales agreement during the quarter. Through opportunistic share sales, Aqua Metals raised additional net proceeds of approximately $1.8 million during the second quarter. As of June 30, 2021, the Company had $10.7 million in cash and cash equivalents.

Conference Call and Webcast

The Company will conduct a conference call to discuss these results today at 4:30 p.m. Eastern Daylight Time. The conference call may be accessed by dialing: (833) 579-0902 or (778) 560-2608 for international callers and referencing conference ID: 9895125. A simultaneous webcast of the conference call, that will include presentation slides, will be available at: https://onlinexperiences.com/Launch/QReg/ShowUUID=B46272FC-73AD-42A4-8D4C-A1FF33E8993D. In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until August 29, 2021, by dialing (800) 585-8367 (toll free) or (416) 621-4642 and using conference ID: 9895125.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generates ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in McCarran, Nevada. To learn more, please visit: www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for the outcome of our agreement with ACME and the expected benefits of our agreement with ACME. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the initial deployment of our AquaRefining technology at ACME’s facilities may not produce satisfactory results; (2) even if the initial deployment of our AquaRefining technology at ACME’s facilities are successful, the risk we may not be able to conclude a long-term commercial license agreement with ACME or, if we do, derive the expected benefits from such agreement; (3) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our V1.25 electrolyzer and AquaRefining process; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 25, 2021 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$10,704	$6,533
Accounts receivable	290	32
Lease receivable, current portion	779	—
Inventory	662	1,091
Assets held for sale	4,339	—
Prepaid expenses and other current assets	381	702
Total current assets	17,155	8,358

Non-current assets
Property and equipment, net	1,930	24,883
Intellectual property, net	730	819
Investment in LiNiCo	1,500	—
Lease receivable, non-current portion	16,037	—
Other assets	776	1,078
Total non-current assets	20,973	26,780

Total assets	$38,128	$35,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,236	$1,552
Accrued expenses	4,634	1,253
Lease liability, current portion	545	620
Notes payable, current portion	—	29
Total current liabilities	6,415	3,454

Lease liability, non-current portion	17	242
Notes payable, non-current portion	—	303
Total liabilities	6,432	3,999

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 68,607,326 and 64,461,065 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	69	64
Additional paid-in capital	209,382	196,728
Accumulated deficit	(177,755)	(165,653)
Total stockholders’ equity	31,696	31,139

Total liabilities and stockholders’ equity	$38,128	$35,138

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Product sales	$—	$—	$—	$18

Operating cost and expense
Cost of product sales	2,138	1,306	3,749	2,760
Research and development cost	176	217	465	459
General and administrative expense	2,129	2,245	4,428	4,630
Total operating expense	4,443	3,768	8,642	7,849

Loss from operations	(4,443)	(3,768)	(8,642)	(7,831)

Other income and (expense)
Insurance proceeds net of related expenses	460	(52)	448	(255)
PPP loan forgiveness	201	—	332	—
Loss on disposal of property and equipment	(4,254)	—	(4,254)	—
Interest expense	(4)	(164)	(9)	(347)
Interest and other income	24	3	25	25

Total other income (expense), net	(3,573)	(213)	(3,458)	(577)

Loss before income tax expense	(8,016)	(3,981)	(12,100)	(8,408)

Income tax expense	—	(2)	(2)	(2)

Net loss	$(8,016)	$(3,983)	$(12,102)	$(8,410)

Weighted average shares outstanding, basic and diluted	68,152,296	60,136,374	67,518,650	59,859,493

Basic and diluted net loss per share	$(0.12)	$(0.07)	$(0.18)	$(0.14)